     As filed with the Securities and Exchange Commission on March 18, 2002

                                                      Registration No. 333-84122
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   -----------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                   -----------

                           CDW Computer Centers, Inc.
             (Exact Name of Registrant as Specified in Its Charter)


            Illinois                                             36-3310735
(State or Other Jurisdiction of                               (I.R.S. Employer
 Incorporation or Organization)                              Identification No.)


                           200 North Milwaukee Avenue
                          Vernon Hills, Illinois 60061
                                 (847) 465-6000
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)


                               Christine A. Leahy
             Vice President, General Counsel and Corporate Secretary
                           CDW Computer Centers, Inc.
                           200 North Milwaukee Avenue
                          Vernon Hills, Illinois 60061
                                 (847) 465-6000
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                    Copy to:

                                Dennis V. Osimitz
                           Sidley Austin Brown & Wood
                                 Bank One Plaza
                                10 South Dearborn
                             Chicago, Illinois 60603

                                   -----------

          Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                   -----------



          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale of these securities is not permitted.



                   Subject to Completion, Dated March 18, 2002


Prospectus

                                2,000,000 Shares

                        [CDW COMPUTER CENTERS, INC. LOGO]

                           CDW Computer Centers, Inc.

                                  Common Stock

                                  -------------

          This prospectus relates to 2,000,000 shares of our common stock which may be offered by Gregory C. Zeman, the selling shareholder. The shares are being registered as a result of a registration demand we received from Mr. Zeman pursuant to a registration rights agreement we previously entered into with him. Mr. Zeman is a member of our Board of Directors and is employed as an advisor to us.

          We will not receive any proceeds from the sale of the shares by Mr. Zeman. Mr. Zeman will be responsible for (i) any commissions or discounts paid or allowed by him to underwriters, dealers, brokers or agents, (ii) the filing fees of the Securities and Exchange Commission and (iii) the fees and expenses of his counsel. We will be responsible for all other expenses related to this offering.

          Mr. Zeman may offer the shares through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices or at privately negotiated prices. Additional information relating to the distribution of the shares can be found in this prospectus under the heading "Plan of Distribution."


          Investing in our common stock involves risks. See "Risk Factors" on page 5.

          Our common stock is quoted on the Nasdaq National Market under the symbol "CDWC." On March 15, 2002, the last reported sale price of our common stock on the Nasdaq National Market was $56.22 per share.

          Our principal executive offices are located at 200 North Milwaukee Avenue, Vernon Hills, Illinois 60061, and our telephone number is (847) 465-6000.

                                  -------------

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  -------------


                 The date of this Prospectus is March __, 2002.

                                TABLE OF CONTENTS


                                                                        Page
                                                                        ----
About This Prospectus ................................................    2
Where You Can Find More Information ..................................    2
CDW Computer Centers, Inc. ...........................................    4
The Offering .........................................................    4
Risk Factors .........................................................    5
Use of Proceeds ......................................................   10
Selling Shareholder ..................................................   11
Description of Capital Stock .........................................   12
Plan of Distribution .................................................   13
Legal Matters ........................................................   14
Experts ..............................................................   14


                              ABOUT THIS PROSPECTUS

          This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration process. Under this shelf registration process, the selling shareholder may offer the shares described in this prospectus in one or more offerings. Please carefully read this prospectus together with the additional information referred to under the heading "Where You Can Find More Information."

          You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page hereof. The selling shareholder is not making an offer or sale of the shares in any state where the offer or sale is not permitted.

                       WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC's website at http://www.sec.gov. You may also inspect our SEC filings and other information at the offices of The Nasdaq Stock Market, Inc. National Market System, 1735 K Street, N.W., Washington, D.C. 20006-1500.

          The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede that information. We incorporate by reference the following documents that we have filed, or will file, with the SEC (file number 0-21796):

          .    Our Annual Report on Form 10-K for the year ended December 31,
               2000;

          . Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001; and

          . Our Current Reports on Form 8-K filed on February 2, 2001, July 20, 2001, August 6, 2001 and March 11, 2002.

          All documents which we file with the SEC under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (i) after the date of this prospectus and prior to the termination of any offering of common stock offered by this prospectus and (ii) after the date of the initial registration statement and prior to effectiveness of the registration statement, shall be deemed to be incorporated by reference in, and to be part of, this prospectus from the date such documents are filed.

          You may obtain a copy of these filings, at no cost, by writing or telephoning us at the following address:

                           CDW Computer Centers, Inc.
                           200 North Milwaukee Avenue
                          Vernon Hills, Illinois 60061
                            Attn: Investor Relations
                            Telephone: (847) 419-8234
                        E-mail: investorrelations@cdw.com

          This prospectus is part of a registration statement we have filed with the SEC relating to the shares of common stock offered hereby. As permitted by the SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we filed with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our shares. The registration statement and exhibits and schedules are also available through the SEC's website.

                           CDW COMPUTER CENTERS, INC.

          We are the largest direct marketer of multi-brand computers and related technology products and services in the United States. Our extensive offering of products, including hardware, software and accessories, combined with our service offerings, provide comprehensive solutions for our customers' technology needs. We offer our customers a broad range of technology products from leading vendors such as Cisco, Compaq, Hewlett-Packard, IBM, Intel, Microsoft, Sony and Toshiba, among others. We have more than 1,200 account managers who sell primarily to commercial customers. For financial reporting purposes, we have two operating segments: corporate, which is primarily comprised of business customers but also includes consumers (consumers generated approximately 3% of total consolidated sales in 2001); and public sector, comprised of federal, state and local governments and educational institutions who are served by CDW Government, Inc., a wholly-owned subsidiary. Our corporate customers are concentrated in the small-to-medium business category. We adhere to a core philosophy known as the CDW CIRCLE OF SERVICE(TM), which places the customer at the center of our actions and is a graphic reminder to our coworkers that good service leads to good experiences and increased sales. Our philosophy emphasizes our coworkers, who are highly motivated and incented to share in our success.

                                  THE OFFERING

          We are registering 2,000,000 shares of our common stock on behalf of Mr. Zeman. Mr. Zeman may offer the shares from time to time after the date of this prospectus. All of such shares will be sold by Mr. Zeman and the total number of shares outstanding will not change as a result of any such sales. Mr. Zeman will acquire the shares to be sold by him pursuant to the exercise of stock options granted to him under the MPK Stock Option Plan. The MPK Stock Option Plan was established in 1992 by Michael P. Krasny, the Company's founder and former Chairman and Chief Executive Officer. Mr. Krasny granted Mr. Zeman nonforfeitable options pursuant to the MPK Stock Option Plan to purchase shares of CDW common stock owned by him. CDW will not sell any shares and will not receive any of the proceeds from the sales to be made by Mr. Zeman. However, based on an assumed sale price of $58.49 (based on the last reported sale price of our common stock on the Nasdaq National Market on March 8, 2002), the exercise of these options for 2,000,000 shares will have the following effects on us: (1) we will realize an income tax benefit of approximately $46.2 million, of which approximately $0.4 million was previously recorded to deferred taxes (the incremental tax benefit of $45.8 million will be recorded as an increase to paid-in-capital); and (2) we will incur incremental payroll taxes of approximately $1.7 million. This will reduce our diluted earnings per share by approximately $.01 for the quarter ending March 31, 2002, assuming the sale of all the shares is completed during that period.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. We believe that all of these are material risks currently facing our business. Our business, financial condition or results of operations could be materially adversely affected by these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. You should also refer to the other information included or incorporated by reference in this prospectus, including our financial statements and related notes.

Our sales and profitability may be affected by the current difficult economic environment.

     There are many factors which could affect our business, including:

     . the capital and technology spending patterns of existing and prospective commercial customers;

     .    general economic trends;

     . the addition of new customers and further penetration of our existing customer base;

     .    the productivity and retention of our account managers;

     .    the optimization of our product mix;

     .    the availability of products from our vendors;

     . the successful development of new technology and products by equipment manufacturers and software developers;

     .    new competitors and new forms of competition; and

     . our ability to offset fixed costs associated with recent investments in infrastructure, including warehouse and office expansion, with increases in sales.

Our business depends on our vendor relationships and the availability of our products.

     We purchase products for resale both directly from manufacturers and indirectly through distributors and other sources, all of whom we consider our vendors. We are authorized by manufacturers to sell all or some of their products via direct marketing. Our authorization with each manufacturer is subject to specific terms and conditions regarding such things as product return privileges, price protection policies, purchase discounts and vendor incentive programs such as purchase rebates, sales volume rebates and cooperative advertising reimbursements. From time to time, vendors may change these terms and conditions or reduce or discontinue the incentives that they offer us. The implementation of such changes could have a negative impact on our operating income. Additionally, some products are subject to manufacturer allocation, which limits the number of units of those products that are available to resellers, including us. Sales of Compaq, Hewlett-Packard, IBM, Microsoft, Sony and Toshiba products comprise a substantial portion of our sales. In 2001, products from each of Compaq, Hewlett-Packard and Microsoft represented more than 10% of our total sales. In addition, although we purchase from a diverse vendor base, in 2001, products we purchased from each of distributors Tech Data and Ingram Micro represented more than 10% of our total purchases. The loss of any of these or any other key vendors, or the diminished availability of their products, could reduce the supply and increase the costs of products we sell and negatively impact our competitive position. In addition, Compaq and Hewlett-Packard have entered into an agreement pursuant to which the two companies would merge. This agreement is subject to a stockholder vote, which is currently scheduled to take place on March 19, 2002. It is uncertain what impact the completion of the merger would have on our business. However, in light of the fact that products from these two manufacturers comprise a substantial portion of our sales, a merger of the two companies could have an adverse impact on our business and results of operations.

The success of our business depends on the continuing development, maintenance and operation of our information technology systems.

     Our success is dependent on the accuracy and proper utilization of our information technology systems, including our business application systems, Internet servers and telephony system. The quality and our utilization of the information generated by our information technology systems affects, among other things, our ability to:

      .   conduct business with our customers;

      .   manage our inventory and accounts receivable;

      . purchase, sell, ship and invoice our products efficiently and on a timely basis; and

      .   maintain our cost-efficient operating model.

     While we have taken steps to protect our information technology systems from a variety of threats, including computer viruses and malicious hackers, there can be no guarantee that those steps will be effective. Any disruption to or infiltration of our information technology systems could significantly harm our business and results of operations.

Our sales are dependent on the continued development of new technologies and products.

     The market for computers and related technology products and services has evolved as a result of the development of new technologies that are transformed by manufacturers into new products and applications. We have been, and will continue to be, dependent on the development of new technologies and products by manufacturers, as well as the acceptance of those technologies and products by end-users. A decrease in the rate of development of new technologies and new products by manufacturers, or the lack of acceptance of those technologies and products by end-users, could have an adverse effect on our business and results of operations.

We would be adversely affected if we are not able to expand or retain our sales force or if we are not able to maintain or increase their productivity.

     Our statistics show that the level of sales achieved by our account managers increases with the number of years of experience they have with us. Our rate of sales growth and our operating results would be negatively affected if we are unable to expand the size of our sales force, if the turnover rate of account managers increases from historical levels or if the sales volumes achieved by our account managers does not increase with experience.

Substantial competition could reduce our market share and significantly harm our financial performance.

     The market for computers and related technology products and accessories is highly competitive. Our competition includes:

     . national direct marketers, such as Insight Enterprises, MicroWarehouse, PC Connection, PC Mall and Zones;

     . manufacturers who sell directly to end-users, such as Dell and Gateway;

     .    computer superstores, such as CompUSA;

     .    government resellers, such as GTSI;

     . consumer electronic and office supply superstores, such as Best Buy, Circuit City, Office Depot, Office Max and Staples;

     .    value-added resellers;

     .    corporate resellers, such as CompuCom; and

     .    Internet resellers, such as Amazon.com and Buy.com.

     Some of our hardware and software vendors, such as Compaq, Hewlett-Packard, and IBM, have sold, and may intensify their efforts to sell, their products directly to end-users. In addition, some software manufacturers have developed, and may continue to develop, sales methods that directly provide customers with subscription-based software programs and packages. If either of these trends becomes more prevalent, it could adversely affect our sales growth and profitability.

     We believe that competition may increase in the future, which could require us to reduce prices, increase advertising expenditures or take other actions which may have an adverse effect on our operating results. Some of our competitors have reduced their prices in an attempt to stimulate sales and limit the impact of the current economic slowdown. Decreasing prices of computers and related technology products and accessories resulting from competition and technological changes require us to sell a greater number of products to achieve the same level of net sales and gross profit. If this trend continues and we are unable to attract new customers and sell increased quantities of products, our sales growth and profitability could be adversely affected.

We are exposed to inventory risks.

     We are exposed to inventory risks as a result of the rapid technological changes that affect the market and pricing for the products we sell. We seek to minimize our inventory exposure through a variety of inventory management procedures and policies, including our rapid-turn inventory model, as well as vendor price protection and product return programs. However, if we were unable to maintain our rapid-turn inventory model, if there were unforeseen product developments or if vendors change their terms and conditions, our inventory risks could increase. We also periodically take advantage of cost savings associated with certain opportunistic bulk inventory purchases offered by our vendors. These bulk purchases could increase our exposure to inventory obsolescence.

Our future operating results may fluctuate significantly.

     We may experience significant variations in our future quarterly results of operations. These fluctuations may result from many factors, including the condition of the information technology industry in general, shifts in demand and pricing for hardware and software products and the introduction of new products or upgrades. Our operating results are also highly dependent on our level of gross profit as a percentage of net sales. Our gross profit percentage fluctuates due to numerous factors, some of which may be outside of our control. These factors include:

     .    our pricing strategies;

     .    changes in product costs from vendors;

     . the availability of price protection, purchase discounts and rebate programs from vendors;

     .    the risk of some of the items in our inventory becoming obsolete;

     .    the relative mix of products sold during the period;

     .    general market and competitive conditions; and

     .    increases in shipping costs that we cannot pass on to customers.

A natural disaster or other adverse occurrence at our primary facility could damage our business.

     We operate our business from a primary facility in Vernon Hills, Illinois. Although we have multiple sales office locations, substantially all of our corporate, warehouse and distribution functions are located at our Vernon Hills facility. If the warehouse and distribution equipment at our Vernon Hills facility were to be seriously damaged by a natural disaster or other adverse occurrence, we could utilize third-party distributors to ship products to our customers. However, this may not be sufficient to avoid interruptions in our service and may not enable us to meet all of the needs of our customers. Additionally, this would cause us to incur incremental operating costs. As a result, a natural disaster or other adverse occurrence at our primary facility in Vernon Hills could negatively impact our business and profitability.

We are highly dependent on our key personnel.

     Our success depends to a significant extent on the efforts and abilities of our senior management team. We have various programs in place to motivate, reward and retain our management team, including bonus, stock option and restricted stock plans. However, the loss of one or more of these persons could have an adverse effect on our business. Our success and plans for future growth will also depend on our ability to hire, train and retain skilled coworkers in all areas of our business.

Due to his significant shareholdings, Michael P. Krasny has the ability to influence all matters requiring shareholder approval and if he sells shares of our common stock in the future, such sales may affect our stock price.

     Michael P. Krasny, and trusts and entities controlled by Mr. Krasny and created for the benefit of his family and some of our coworkers, control up to 28,312,193 shares of our common stock (or 32.9% of the number of shares outstanding as of March 15, 2002). This number includes a total of 3,787,381 shares (or 4.4% of the number of shares outstanding as of March 15, 2002) that are subject to the MPK Stock Option Plan and the MPK Restricted Stock Plan and are held under these Plans for the benefit of some of our coworkers. Accordingly, Mr. Krasny has the ability to influence the election of the members of our Board of Directors and other matters requiring shareholder approval.

     In addition, the shares referred to above that are owned by Mr. Krasny, beneficially or otherwise, may be sold by him or such trusts and entities in the open market in the future, subject to any volume restrictions and other limitations imposed by Section 5 under the Securities Act of 1933 and Rule 144 thereunder. Mr. Krasny is currently subject to a "lock-up" agreement he entered into with the underwriters in connection with the underwritten public offering of shares of our common stock by certain of our shareholders in August 2001. The "lock-up" prohibits him from selling shares of our common stock until August 2002, subject to certain exceptions. Any sale by Mr. Krasny or his affiliated entities and trusts of substantial amounts of our common stock in the open market, or the availability of his shares for sale, could adversely affect the price of our common stock.

We are heavily dependent on commercial delivery services.

     We generally ship our products to customers by Airborne, A.I.T., Eagle, FedEx, FedEx Ground, United Parcel Service and other commercial delivery services and invoice customers for shipping charges. If we are unable to pass on to our customers future increases in the cost of commercial delivery services, our profitability could be adversely affected. Additionally, strikes or other service interruptions by such shippers could adversely affect our ability to deliver products on a timely basis.

Our earnings and growth rate could be adversely affected by continued weak general economic conditions.

     Continued weak general economic conditions could adversely impact our revenues and growth rate. During the year ended December 31, 2001, the information technology market weakened, particularly in the corporate segment. Continued softness in the information technology market could result in lower demand for our products and services. In 2001, we were impacted by the effects of the economic downturn, most notably a decline in IT budgets and a decline in the average selling prices of desktop computers, servers and notebook computers. In addition, our revenues, gross margins and earnings could deteriorate in the future as a result of unfavorable economic conditions.

We will be exposed to additional risks if we decide to make strategic acquisitions or alliances in the future.

     We may pursue strategic transactions, including acquisitions or alliances, in the future to extend or complement our existing business. These types of transactions involve numerous risks, including investor acceptance, finding suitable transaction partners and negotiating terms that are acceptable to us, the diversion of management's attention from other business concerns, entering product or geographic markets in which we have limited experience, the potential loss of key employees or business relationships and successfully integrating acquired businesses, any of which could adversely affect our operations or the price of our stock. We have never made an acquisition and our lack of experience could adversely affect our ability to successfully implement such a strategy.

The failure to comply with our public sector contracts could result in, among other things, fines or other liabilities.

     Revenues from the public sector segment are derived from sales to federal, state and local governmental departments and agencies, as well as to educational institutions, through various contracts and open market sales. Government contracting is a highly regulated area. Noncompliance with government procurement regulations or contract provisions could result in civil, criminal, and administrative liability including, but not limited to, substantial monetary fines or damages, termination of government contracts, and suspension, debarment or ineligibility from doing business with the government. The effect of any of these possible actions by any governmental department or agency could adversely affect our business and results of operations.

State and local sales/use tax collection obligations could reduce our sales and adversely affect our operating results.

     We currently collect state and local sales/use tax only on sales of products to non-exempt residents of the State of Illinois and on sales to some customers in a limited number of other states as required by law. Various states have sought to require the collection of state and local sales/use taxes on the sale of products shipped to the taxing state's residents by direct marketers. The United States Supreme Court has ruled that no state, absent Congressional legislation, may impose tax collection obligations on a direct marketer whose only contacts with the taxing state are the distribution of catalogs and other advertisement materials through the mail and the delivery of purchased goods by U.S. mail or interstate common carriers. We cannot predict the level of contact, including Internet activities, with any state which would give rise to future or past tax collection obligations within the parameters of the Supreme Court cases. Additionally, on several occasions in the past several years, including recently, legislation has been introduced in the United States Congress which, if passed, could impose state or local sales/use tax collection obligations on direct marketers such as us. If Congress enacts legislation that permits states to impose tax collection obligations on direct marketers, or we are deemed to have a physical presence in one or more states, additional tax collection obligations may be imposed on us. This would likely result in additional costs and administrative expenses to us, price increases to our customers and reduced demand for our products, any or all of which would adversely affect our operating results.

We are exposed to the risks of a global market.

     A portion of our products are either produced, or have major components produced, in the Asia Pacific region. We engage in U.S. Dollar denominated transactions with U.S. divisions and subsidiaries of companies located in this region. As a result, we may be indirectly affected by risks associated with international events, including economic and labor conditions, political instability, tariffs and taxes, availability of products and currency fluctuations in the U.S. Dollar versus the regional currencies. In the past, countries in the Asia Pacific region, including Japan, have experienced volatility in their currency, banking and equity markets. Future volatility could adversely affect the supply and price of products and components and ultimately, our results of operations.

The volatility of the United States stock markets, and the technology sector in particular, may affect the market price of our common stock.

     The United States stock markets, and the technology sector in particular, have experienced substantial volatility in recent periods. Recently, our stock price has experienced greater volatility than the Nasdaq National Market composite index. Numerous conditions which impact the technology sector or the stock markets in general could adversely affect the market price of our common stock, regardless of whether or not these conditions relate to or are reflected in our operating performance.


                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of our common stock by the selling shareholder.

                               SELLING SHAREHOLDER

          The shares of our common stock to be sold by Mr. Zeman in this offering are currently issued and outstanding and are held by Michael P. Krasny, the founder of our company and our Chairman Emeritus, but are subject to options granted by Mr. Krasny to Mr. Zeman under the MPK Stock Option Plan. The MPK Stock Option Plan is funded from shares of our common stock owned by Mr. Krasny and the exercise of options under the plan will not increase the number of outstanding shares of our common stock.

          We have previously entered into a registration rights agreement with Mr. Zeman. We included a copy of our registration rights agreement with Mr. Zeman as an exhibit to the Annual Report on Form 10-K that we filed with the Securities and Exchange Commission on March 30, 2001. The registration statement of which this prospectus forms a part is being filed by us as a result of a registration demand we received from Mr. Zeman. Pursuant to the registration rights agreement, and subject to certain rights of postponement set forth therein, we have also agreed to prepare and file any amendments and supplements as may be necessary to keep the registration statement effective and in compliance with the Securities Act until the date on which all of the shares of our common stock offered in this prospectus have been sold, or 30 calendar days, whichever is earlier.


     The following table sets forth certain information regarding the beneficial ownership of our common stock by Mr. Zeman as of March 15, 2002 and as adjusted to reflect the sale of shares contemplated hereby.



                                                     Shares Beneficially                             Shares Beneficially
                                                 Owned Prior to Offering (1)                       Owned After Offering (2)
                                                 ---------------------------                       ------------------------
                                                                                Shares Being
           Name of Selling Shareholder (3)         Number        Percent (4)      Offered          Number       Percent (4)
-------------------------------------------      ---------      ------------    ------------       -------      -----------
Gregory C. Zeman (5) ......................      2,958,864         3.44%         2,000,000         958,864         1.11%


-----------

(1) Mr. Zeman has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to community property laws if applicable. A person is deemed to be the beneficial owner of securities that can be acquired within 60 days through the exercise of any option, warrant or right.

(2)  Post-offering number assumes that all 2,000,000 shares have been sold.

(3) Mr. Zeman is a member of our Board of Directors and is employed as an advisor to us. Mr. Zeman has been with us, serving in varying capacities, since March 1987. Mr. Zeman served as our Vice Chairman from January 2001 until January 2002, and as our President from January 1991 until January 2001. Prior to becoming President, Mr. Zeman served as an Account Manager, Sales Manager, Purchasing Manager and Vice President of Sales, Purchasing and Marketing.


(4) Percentage of shares beneficially owned prior to and after this offering has been calculated based on 86,003,055 outstanding shares of common stock.

(5) Pre-offering number reflects 2,958,864 shares issuable pursuant to non-forfeitable options granted under the MPK Stock Option Plan out of Michael P. Krasny's own shares. As of March 15, 2002, options for 2,330,214 of such shares are exercisable and options to purchase an additional 628,650 of such shares become exercisable on December 31, 2002. All options granted to Mr. Zeman under the MPK Stock Option Plan will become exercisable in the event that Mr. Zeman's employment with us terminates for any reason.

                          DESCRIPTION OF CAPITAL STOCK

          The following description of our capital stock and certain provisions of our articles of incorporation and by-laws is intended as a summary only and is qualified in its entirety by reference to the provisions of our articles of incorporation and by-laws, which are incorporated herein by reference, and to Illinois law.

General


          Our authorized capital stock consists of 500,000,000 shares of common stock, $.131 par value per share, of which 86,003,055 shares were outstanding as of March 15, 2002, and 5,000,000 shares of preferred stock, $1.00 par value per share, none of which are issued or outstanding.


Common Stock

          The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders and to receive such dividends as may be declared from time to time by our Board of Directors out of assets legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities. The holders of our common stock have no preemptive rights and have no subscription, redemption or conversion privileges. Our common stock does not have cumulative voting rights, which means that the holder or holders of more than half of the shares voting for the election of directors can elect all of the directors then being elected. The rights, preferences and privileges of the holders of our common stock are subject to the rights of holders of any series of our preferred stock which we may issue in the future. All of the outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

          Our articles of incorporation authorize our Board of Directors, without further action by the shareholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix and determine as to any series any and all of the relative rights and preferences of shares in that series, including, without limitation, dividend rights, any conversion rights or rights of exchange, voting rights, rights and terms of redemption, liquidation preferences and the number of shares constituting a series and the designation thereof.

Transfer Agent and Registrar

          The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                              PLAN OF DISTRIBUTION

          We are registering the shares of our common stock at the request of the selling shareholder, Mr. Zeman.

          Mr. Zeman may offer the shares of our common stock from time to time after the date of this prospectus and will determine the time, manner and size of each sale. He may sell the shares at market prices prevailing at the time of sale, at prices related to such prevailing prices, at negotiated prices or at fixed prices.

          The methods by which Mr. Zeman may sell the shares of our common stock include:

          . in ordinary brokerage transactions (including block trades) on the Nasdaq National Market;

          . in special offerings, negotiated transactions or secondary distributions;

          .    in private sales or other private transactions;

          .    in a combination of the above transactions; or

          .    by any other legally available means.

          Mr. Zeman may use agents to sell the shares. If this happens, the agents may receive discounts or commissions. If required, a supplement to this prospectus will set forth the applicable commission or discount, if any, and the names of any underwriters, brokers, dealers or agents involved in the sale of the shares. Mr. Zeman and any underwriters, brokers, dealers or agents that participate in the distribution of our common stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any profit on the sale of shares by them and any discounts, commissions, concessions and other compensation received by them may be deemed to be underwriting discounts and commissions under the Securities Act.

          At the time a particular offering of shares is made hereunder, to the extent required by Rule 424 under the Securities Act of 1933, we will file a prospectus supplement setting forth:

          -    the number of shares involved;

          -    the names of any underwriters, dealers or agents;

          -    the price at which the shares are being offered or purchased;

          - any commissions or discounts or concessions allowed to broker-dealers;

          - any discounts, commissions or other items constituting compensation from the selling shareholder; and

          -    any other facts material to the transaction.


     Pursuant to the registration rights agreement we previously entered into with Mr. Zeman, we have agreed to pay certain expenses associated with the preparation and filing of the registration statement of which this prospectus is a part. We currently estimate that such expenses will be approximately $25,000. The registration rights agreement also provides that we will indemnify Mr. Zeman against certain liabilities, including certain liabilities arising under the Securities Act of 1933. In return, Mr. Zeman has agreed to indemnify us against certain liabilities. Mr. Zeman may also agree to indemnify underwriters, selling brokers, dealer managers or similar securities industry professionals that participate in transactions involving shares of our common stock against certain liabilities, including liabilities arising under the Securities Act of 1933.

          We may suspend the use of this prospectus and any supplements hereto in certain circumstances due to pending corporate developments.

                                  LEGAL MATTERS

          The validity of the shares of our common stock offered hereby will be passed upon for us by Sidley Austin Brown & Wood, Chicago, Illinois.

                                     EXPERTS

          Our financial statements and financial statement schedule as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, appearing in our Annual Report on Form 10-K for the year ended December 31, 2000, and our financial statements and financial statement schedule as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, appearing in our Current Report on Form 8-K filed on March 11, 2002, all incorporated by reference in this prospectus, have been so incorporated in reliance upon the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

          The following table sets forth expenses and costs related to this offering (other than any underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the shares of our common stock described in this registration statement. All amounts are estimated except the Securities and Exchange Commission registration fee./(1)/


         Securities and Exchange Commission registration fee .......... $10,534
         Legal fees and expenses of CDW ............................... $20,000
         Legal fees and expenses of the selling shareholder ........... $ 5,000
         Accountants' fees and expenses ............................... $ 2,500
         Printing expenses ............................................ $ 1,500
         Miscellaneous ................................................ $ 1,000
                                                                        -------
                  Total ............................................... $40,534
                                                                        =======

-------------

/(1)/ Mr. Zeman will be responsible for (i) any commissions or discounts paid or allowed by him to underwriters, dealers, brokers or agents, (ii) the filing fees of the Securities and Exchange Commission and (iii) the fees and expenses of his counsel. We will be responsible for all other expenses related to this offering.

Item 15. Indemnification of Officers and Directors

          Reference is made to Section 8.75 of the Illinois Business Corporation Act, which provides for indemnification of directors and officers in certain circumstances.

          The indemnification provisions applicable to our directors are set out in Articles Nine and Ten of the Articles of Incorporation and Article VI of the By-Laws, respectively, as follows:

     ARTICLES OF INCORPORATION:

          Ninth: The Corporation shall, to the full extent permitted by Section
8.75 of the Illinois Business Corporation Act, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

          Tenth: No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of his fiduciary duty as a director; provided, that nothing herein shall be construed to eliminate or limit the liability of a director: (a) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (b) for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law, (c) under Section 8.65 of the Illinois Business Corporation Act, as amended, or (d) for any transaction from which the director derived an improper personal benefit.

          BYLAWS:

                                   ARTICLE VI

                               INDEMNIFICATION OF
                         DIRECTORS, EMPLOYEES AND AGENTS

          SECTION 1. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment or settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          SECTION 2. The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application, that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

          SECTION 3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          SECTION 4. Any indemnification under Sections 1 and 2 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 1 and 2. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceedings, or (b) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the Shareholders.

          SECTION 5. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding, as authorized by the Board of Directors in the specific case, upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the corporation authorized in this Article.

          SECTION 6. The indemnification provided by this article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any contract, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          SECTION 7. The corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article.

Item 16. Exhibits

Exhibit
Number          Description of Exhibit
------          ----------------------

  3.1           Articles of Incorporation of the Registrant are incorporated herein by reference to the exhibits filed with the Registrant's
                Registration Statement on Form S-3 (Registration No. 33-94820).
  3.2           Amendment to the Articles of Incorporation of the Registrant is
                incorporated herein by reference to the exhibits filed with the
                Registrant's Registration Statement on Form S-8 (Registration
                No. 333-48172).
  3.3           Restated By-Laws of the Registrant are incorporated by herein by reference to the exhibits filed with the Registrant's
                Registration Statement on Form S-3 (Registration No. 333-63820).
  4.1           Form of certificate for shares of common stock is incorporated herein by reference to the exhibits filed with the Registrant's
                Registration Statement on Form S-3 (Registration No. 333-63820).
  5.1**         Opinion of Sidley Austin Brown & Wood.
 23.1**         Consent of Sidley Austin Brown & Wood (included in Exhibit 5.1 hereto).
 23.2*          Consent of PricewaterhouseCoopers LLP.
 24.1           Powers of Attorney (included on signature page).
-----------
 *     Filed herewith.

**     Previously filed.


Item 17.  Undertakings

The undersigned Registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     provided, however, that the undertakings set forth in paragraphs (i) and
     (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by CDW pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)  (1)   For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vernon Hills, State of Illinois, on March 18, 2002.


                                           CDW COMPUTER CENTERS, INC.


                                           By:     /s/ John A. Edwardson
                                                   ---------------------------
                                                   John A. Edwardson
                                                   Chairman of the Board and
                                                   Chief Executive Officer




               Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

By:            *                         Chairman of the Board and Chief Executive      Dated:  March 18, 2002
    --------------------------           Officer
        John A. Edwardson

By:            *                         Executive Vice President and Director          Dated:  March 18, 2002
    --------------------------
        Daniel B. Kass

By:            *                         Executive Vice President                       Dated:  March 18, 2002
    --------------------------           (principal financial officer)
        Harry J. Harczak, Jr

By:            *                         Vice-President and Controller                  Dated:  March 18, 2002
    --------------------------           (principal accounting officer)
        Sandra M. Rouhselang

By:            *                         Director                                       Dated:  March 18, 2002
    --------------------------
        Michelle L. Collins

By:            *                         Director                                       Dated:  March 18, 2002
    --------------------------
        Casey G. Cowell

                                      II-5

By:            *                        Director                                       Dated:   March 18, 2002
    ------------------------
        Dr. Donald P. Jacobs

By:            *                        Director                                       Dated:   March 18, 2002
    ------------------------
        Michael P. Krasny

By:            *                        Director                                       Dated:   March 18, 2002
    ------------------------
        Terry L. Lengfelder

By:            *                        Director                                       Dated:   March 18, 2002
    ------------------------
        Brian E. Williams

By:            *
    ------------------------
        Gregory C. Zeman                Director                                       Dated:   March 18, 2002


* By: Christine A. Leahy
      Pursuant to powers of attorney
      Dated March 11, 2002

                                      II-6

                                  EXHIBIT INDEX
                            TO REGISTRATION STATEMENT
                                   ON FORM S-3

                           CDW Computer Centers, Inc.

Exhibit
Number    Description of Exhibit
-------   ----------------------

 3.1 Articles of Incorporation of the Registrant are incorporated herein by reference to the exhibits filed with the Registrant's Registration Statement on Form S-3 (Registration No. 33-94820).

 3.2 Amendment to the Articles of Incorporation of the Registrant is incorporated herein by reference to the exhibits filed with the Registrant's Registration Statement on Form S-8 (Registration No. 333-48172).

 3.3 Restated By-Laws of the Registrant are incorporated by herein by reference to the exhibits filed with the Registrant's Registration Statement on Form S-3 (Registration No. 333-63820).

 4.1 Form of certificate for shares of common stock is incorporated herein by reference to the exhibits filed with the Registrant's Registration Statement on Form S-3 (Registration No. 333-63820).

 5.1**    Opinion of Sidley Austin Brown & Wood.

23.1** Consent of Sidley Austin Brown & Wood (included in Exhibit 5.1 hereto).

23.2*     Consent of PricewaterhouseCoopers LLP.

24.1      Powers of Attorney (included on signature page).

-----------
*    Filed herewith.

**   Previously filed.